                                                                   EXHIBIT 23.1

INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
The DII Group, Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of The DII Group, Inc. and subsidiaries (the Company) as of April 4, 1999, and the related condensed consolidated statements of income and cash flows for the thirteen weeks ended April 4, 1999 and March 29, 1998. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.


We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of The DII Group, Inc. and subsidiaries as of January 3, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the 53 weeks then ended (not presented herein); and in our report dated January 28, 1999 (February 18, 1999 as to the redemption of convertible subordinate notes described in Note 6 and September 8, 1999 as to Note 15), we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph relating to the restatement discussed in Note 15. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of January 3, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



As discussed in Note 13, the accompanying condensed consolidated financial statements for the thirteen week period ended March 29, 1998 have been restated.


DELOITTE & TOUCHE LLP

Denver, Colorado

(September 8, 1999, as to Note 13)